Exhibit 99.1
ARES CAPITAL CORPORATION ANNOUNCES JUNE 30, 2026 FINANCIAL RESULTS
AND DECLARES THIRD QUARTER 2026 DIVIDEND OF $0.48 PER SHARE

DIVIDEND DECLARATIONS

New York, NY — July 29, 2026 — Ares Capital Corporation (“Ares Capital”) (NASDAQ: ARCC) announced that its Board of Directors has declared a third quarter 2026 dividend of $0.48 per share. The third quarter 2026 dividend is payable on September 30, 2026 to stockholders of record as of September 15, 2026.

JUNE 30, 2026 FINANCIAL RESULTS

Ares Capital also announced financial results for its second quarter ended June 30, 2026.

OPERATING RESULTS

	Q2-26(3)		Q2-25(3)
(dollar amounts in millions, except per share data)	Total Amount	Per Share	Total Amount	Per Share
GAAP net income per share(1)		$0.24		$0.52
Core EPS(2)		$0.47		$0.50
Dividends declared and payable		$0.48		$0.48
Net investment income(1)	$359	$0.50	$342	$0.49
Net realized gains (losses)(1)	$(5)	$(0.01)	$34	$0.05
Net unrealized losses(1)	$(183)	$(0.25)	$(15)	$(0.02)
GAAP net income(1)	$171	$0.24	$361	$0.52

	As of
(dollar amounts in millions, except per share data)	June 30, 2026	December 31, 2025
Portfolio investments at fair value	$29,349	$29,485
Total assets	$30,498	$31,235
Stockholders’ equity	$13,891	$14,318
Net asset value per share	$19.35	$19.94
Debt/equity ratio	1.15x	1.12x
Debt/equity ratio, net of available cash(4)	1.12x	1.08x
____________________________________________

(1)All per share amounts and weighted average shares outstanding are basic and diluted. The basic and diluted weighted average shares outstanding for the three months ended June 30, 2026 and 2025 were approximately 718 million and 695 million, respectively.

(2)Core EPS is a non-GAAP financial measure. Core EPS is the net increase (decrease) in stockholders’ equity resulting from operations, and excludes net realized and unrealized gains and losses, any capital gains incentive fee attributable to such net realized and unrealized gains and losses and any income taxes (including excise taxes) related to such net realized gains and losses, divided by the basic weighted average shares outstanding for the relevant period. GAAP net income (loss) per share is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of GAAP net income, the most directly comparable GAAP financial measure, to Core EPS are set forth in Schedule 1 hereto.

(3)Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the recognition of realized gains and losses and unrealized appreciation and depreciation. As a result, quarterly comparisons of net income may not be meaningful.

(4)Computed as total principal debt outstanding less available cash divided by stockholders’ equity. Available cash excludes restricted cash as well as cash held for uses specifically designated for paying interest and expenses on certain debt.

“We reported solid second quarter results, supported by consistent Core Earnings, healthy portfolio performance and historically low levels of non-accruing loans and problem assets,” said Kort Schnabel, Chief Executive Officer of Ares Capital. “In the slower transaction environment of the second quarter, our scale, stable capital base and longstanding borrower relationships enabled us to capture enhanced economics in attractive credits while remaining highly selective. Given our market leadership and competitive advantages, we remain well positioned to continue to generate attractive long-term shareholder returns, anchored by 17 years of stable or increasing regular quarterly dividends.”

“We continued to enhance our balance sheet during the second quarter by raising approximately $1.2 billion of additional financing, including the upsizing and extension of two of our bank-led revolving credit facilities, while improving the economics of our largest revolving credit facility,” said Scott Lem, Chief Financial Officer of Ares Capital. “During the quarter, we also launched the first commercial paper program in the BDC sector, establishing access to a lower-cost source of capital while preserving the durability and flexibility that have long differentiated ARCC. We ended the quarter once again in a position of strength with approximately $6.0 billion of available liquidity (after giving effect to the repayment of our unsecured notes that matured in July), modest leverage and no meaningful near-term debt maturities.”

PORTFOLIO AND INVESTMENT ACTIVITY

(dollar amounts in millions)	Q2-26	Q2-25
Portfolio Activity During the Period:
Gross commitments	$2,592	$2,573
Exits of commitments	$2,915	$1,963

Portfolio Information:
	As of
	June 30, 2026	December 31, 2025
Portfolio investments at fair value	$29,349	$29,485
Fair value of accruing debt and other income producing securities(5)	$26,262	$26,510
Number of portfolio company investments	619	603
Percentage of floating rate securities at fair value(6)	71%	72%
Weighted average yields on debt and other income producing securities(7):
At amortized cost	10.3%	10.3%
At fair value	10.5%	10.3%
Weighted average yields on total investments(8):
At amortized cost	9.3%	9.4%
At fair value	9.4%	9.3%

Asset class percentage at fair value:
First lien senior secured loans	59%	61%
Second lien senior secured loans	4%	5%
Subordinated certificates of the SDLP	4%	4%
Senior subordinated loans	6%	5%
Preferred equity	8%	9%
Ivy Hill Asset Management, L.P.(9)	10%	8%
Other equity	9%	8%
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(5)Includes the fair value of Ares Capital’s equity investment in Ivy Hill Asset Management, L.P. (“IHAM”).

(6)Includes Ares Capital’s investment in the subordinated certificates of the SDLP (as defined below).

(7)Weighted average yields on debt and other income producing securities are computed as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities (including the annualized amount of the regular dividend received by Ares Capital related to its equity investment in IHAM during the most recent quarter end), divided by (b) the total accruing debt and other income producing securities at amortized cost or at fair value (including the amortized cost or fair value of Ares Capital’s equity investment in IHAM as applicable), as applicable.

(8)Weighted average yields on total investments are computed as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities (including the annualized amount of the regular dividend received by Ares Capital related to its equity investment in IHAM during the most recent quarter end), divided by (b) total investments at amortized cost or at fair value, as applicable.

(9)Includes Ares Capital’s subordinated loan and equity investments in IHAM, as applicable.

In the second quarter of 2026, Ares Capital made new investment commitments of approximately $2.6 billion, of which approximately $2.2 billion were funded. New investment commitments were made to 14 new portfolio companies, 41 existing portfolio companies and 3 additional existing portfolio companies purchased from the Senior Direct Lending Program (the “SDLP”), through which Ares Capital co-invests with Varagon Capital Partners, and its clients, to fund first lien senior secured loans. As of June 30, 2026, 273 separate private equity sponsors were represented in Ares Capital’s portfolio. Of the approximately $2.6 billion in new commitments made during the second quarter of 2026, 68% were in first lien senior secured loans, 2% were in subordinated certificates of the SDLP, 4% were in senior subordinated loans, 21% were in Ares Capital’s subordinated loan to IHAM, 2% were in preferred equity and 3% were in other equity. Of the approximately $2.6 billion in new commitments, 94% were in floating rate debt securities, of which 76% contained interest rate floors and 2% were in the subordinated certificates of the SDLP. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 9.4% and the weighted average yield on total investments funded during the period at amortized cost was 9.1%. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that Ares Capital will be able to do so. Also in the second quarter of 2026, Ares Capital funded approximately $758 million related to previously existing unfunded revolving and delayed draw loan commitments.

In the second quarter of 2026, Ares Capital exited approximately $2.9 billion of investment commitments, including approximately $1.1 billion of loans sold to IHAM or certain vehicles managed by IHAM and approximately $361 million of loans sold to the SDLP. Of the approximately $2.9 billion of exited investment commitments, 69% were first lien senior secured loans, 4% were second lien senior secured loans, 1% were subordinated certificates of the SDLP, 7% were senior subordinated loans, 13% were Ares Capital’s subordinated loan to IHAM, 5% were preferred equity and 1% were other equity. Of the approximately $2.9 billion of exited investment commitments, 88% were floating rate, 9% were fixed rate, 1% were non-income producing and 2% were on non-accrual status.

As of June 30, 2026 and December 31, 2025, the weighted average grade of the portfolio at fair value was 3.1 and 3.1, respectively, and loans on non-accrual status represented 2.4% of the total investments at amortized cost (or 1.4% at fair value) and 1.8% at amortized cost (or 1.2% at fair value), respectively. For more information on Ares Capital’s portfolio investment grades and loans on non-accrual status, see “Part I—Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Portfolio and Investment Activity” in Ares Capital’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, filed with the Securities and Exchange Commission (“SEC”) on July 29, 2026.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2026, Ares Capital had $383 million in cash and cash equivalents and $15.9 billion in total aggregate principal amount of debt outstanding ($15.8 billion at carrying value). Subject to borrowing base and other restrictions, Ares Capital had approximately $6.7 billion available for additional borrowings under its existing credit facilities as of June 30, 2026.

In May 2026, Ares Capital issued $800 million in aggregate principal amount of unsecured notes, which bear interest at a rate of 5.550% per annum and mature on January 15, 2030 (the “January 2030 Notes”). The January 2030 Notes pay interest semi-annually and all principal is due upon maturity. The January 2030 Notes may be redeemed in whole or in part at any time at Ares Capital’s option at a redemption price equal to par plus a “make whole” premium, if applicable, as determined pursuant to the indenture governing the January 2030 Notes, and any accrued and unpaid interest. The January 2030 Notes were issued at a discount to the principal amount. In connection with the January 2030 Notes, Ares Capital entered into an interest rate swap for a total notional amount of $800 million that matures on January 15, 2030. Under the interest rate swap, Ares Capital will receive a fixed interest rate of 5.550% and pay a floating interest rate of one-month SOFR plus 1.69950%.

In May 2026, Ares Capital amended and restated its senior secured credit facility (as amended and restated, the “A&R Credit Facility”). The amendment, among other things, (a) increased the total commitment and loans under the A&R Credit Facility from approximately $5.3 billion to approximately $5.5 billion, (b) amended the base interest rate charged on the USD loans under the A&R Credit Facility from (x) Term Secured Overnight Financing Rate (“SOFR”) plus a credit spread adjustment of 0.10% plus an applicable spread to (y) Term SOFR in each case, (c) modified certain covenant restrictions, (d) extended the expiration of the revolving period for lenders electing to extend their revolving commitments in an amount equal to approximately $4.2 billion from April 15, 2029 to May 21, 2030, (e) extended the stated maturity date for lenders electing to extend their revolving commitments in an amount equal to approximately $4.2 billion from April 15, 2030 to May 21, 2031 and (f) extended the stated maturity date for lenders electing to extend their term loan commitments in an amount equal to approximately $1.0 billion from April 15, 2030 to May 21, 2031. Lenders who elected not to extend their revolving commitments in an amount equal to approximately $37.5 million and $131 million will remain subject to a revolving period expiration of April 12, 2028 and April 15, 2029, respectively, and a stated maturity date of April 12, 2029 and April 15, 2030, respectively. Lenders who elected not to extend the stated maturity of their term loan commitments in an amount equal to $40 million, $12.5 million and $70 million will remain subject to a maturity date of April 19, 2028, April 12, 2029 and April 15, 2030, respectively.

Subject to certain exceptions, the interest rate charged on the A&R Credit Facility is based on Term SOFR (or an alternate rate of interest for certain loans, commitments and/or other extensions of credit denominated in certain approved foreign currencies plus a spread adjustment, if applicable) plus an applicable spread of either 1.525%, 1.650% or 1.775% or an alternate base rate (as defined in the documents governing the A&R Credit Facility) plus an applicable spread of either 0.525%, 0.650% or 0.775%, in each case determined monthly based on the borrowing base.

In June 2026, Ares Capital established a commercial paper program (the “CP Program”) under which it may issue short-term unsecured commercial paper notes. The CP Program provides for borrowings of up to $1.0 billion, with individual commercial paper notes having maturities of up to 397 days and interest rates determined at issuance. The CP Program is backed by Ares Capital’s A&R Credit Facility, and Ares Capital expects to maintain available capacity under the A&R Credit Facility at least equal to the amount of any commercial paper notes outstanding.

In June 2026, Ares Capital and its wholly owned consolidated subsidiary, ARCC FB Funding LLC (“AFB”), entered into an agreement to amend AFB’s revolving funding facility (the “BNP Funding Facility”). The amendment among other things increased the total commitment under the BNP Funding Facility from approximately $1.3 billion to approximately $1.5 billion and modified certain concentration limitations and the advance rate applicable to certain collateral loans. The other terms of the BNP Funding Facility remained materially unchanged.

SECOND QUARTER 2026 DIVIDENDS PAID

On April 28, 2026, Ares Capital announced that its Board of Directors declared a second quarter 2026 dividend of $0.48 per share for a total of approximately $345 million. The second quarter 2026 dividend was paid on June 30, 2026 to stockholders of record as of June 15, 2026.

RECENT DEVELOPMENTS

In July 2026, Ares Capital’s wholly owned, consolidated subsidiary, Ares Direct Lending CLO 1 LLC (“ADL CLO 1”), completed a refinancing of its approximately $708.7 million term debt securitization (as refinanced, the “ADL CLO 1 Debt Securitization”). The ADL CLO 1 Debt Securitization is also known as a collateralized loan obligation and is an on-balance-sheet financing incurred by Ares Capital.

The notes offered in the ADL CLO 1 Debt Securitization that mature on July 25, 2038 (collectively, the “July 2038 CLO Notes”) were issued by ADL CLO 1 pursuant to the amended and restated indenture and security agreement governing the July 2038 CLO Notes and include (i) $267.0 million of Class A-1-R Senior Floating Rate Notes, which bear interest at Term SOFR plus 1.46%; (ii) $24.5 million of Class A-2-R Senior Floating Rate Notes, which bear interest at Term SOFR plus 1.70%; (iii) $45.5 million of Class B-R Senior Floating Rate Notes, which bear interest at Term SOFR plus 1.90% and (iv) an additional $7.1 million of additional subordinated notes (in addition to the $225.6 million of existing subordinated notes issued by ADL CLO 1), which do not bear interest. Ares Capital retained all of the $7.1 million of subordinated notes, which are unsecured obligations of ADL CLO 1 and will accordingly be eliminated in consolidation. In addition, in connection with the ADL CLO 1 Debt Securitization, ADL CLO 1 incurred $139.0 million of Class A-1-LR term loans that mature on July 25, 2038, which bear interest at Term SOFR plus 1.46%, under a Class A-1-LR credit agreement. The proceeds from the ADL CLO 1 Debt Securitization were used in part to redeem all outstanding April 2036 CLO Secured Notes issued by ADL CLO 1.

In July 2026, Ares Capital repaid in full the $1,000 million aggregate principal amount outstanding of its unsecured notes upon their maturity, which bore interest at a rate of 2.150% per annum.

From July 1, 2026 through July 23, 2026, Ares Capital made new investment commitments of approximately $244 million, of which approximately $179 million were funded. Of the approximately $244 million in new investment commitments, 47% were in first lien senior secured loans, 17% were in second lien senior secured loans, 5% were in subordinated certificates of the SDLP, 19% were in senior subordinated loans, 11% were in Ares Capital’s subordinated loan to IHAM and 1% were in other equity. Of the approximately $244 million in new investment commitments, 64% were floating rate, 35% were fixed rate and 1% were non-income producing. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 10.2% and the weighted average yield on total investments funded during the period at amortized cost was 10.0%. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that it will be able to do so.

From July 1, 2026 through July 23, 2026, Ares Capital exited approximately $132 million of investment commitments. All of the approximately $132 million of exited investment commitments were first lien senior secured loans, all of which were floating rate. The weighted average yield of debt and other income producing securities exited or repaid during the period at amortized cost was 8.3% and the weighted average yield on total investments exited or repaid during the period at amortized cost was 8.3%. Of the approximately $132 million of investment commitments exited from July 1, 2026 through July 23, 2026, Ares Capital recognized total net realized losses of approximately $2 million.

In addition, as of July 23, 2026, Ares Capital had an investment backlog of approximately $1.5 billion. Investment backlog includes transactions approved by Ares Capital’s investment adviser’s U.S. direct lending investment committee and/or for which a formal mandate, letter of intent or a signed commitment have been issued, and therefore Ares Capital believes are likely to close. The consummation of any of the investments in this backlog depends upon, among other things, one or more of the following: Ares Capital’s acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. In addition, Ares Capital may sell all or a portion of these investments and certain of these investments may result in the repayment of existing investments. Ares Capital cannot assure you that it will make any of these investments or that Ares Capital will sell all or any portion of these investments.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on Wednesday, July 29, 2026 at 12:00 p.m. (Eastern Time) to discuss its quarter ended June 30, 2026 financial results. PLEASE VISIT ARES CAPITAL’S WEBCAST LINK LOCATED ON THE HOME PAGE OF THE INVESTOR RESOURCES SECTION OF ARES CAPITAL’S WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website at www.arescapitalcorp.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call toll free by dialing +1 (800) 245-3047. International callers can access the conference call by dialing +1 (203) 518-9765. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected and to reference the conference ID ARCCQ226. For interested parties, an archived replay of the call will be available approximately one hour after the end of the call through August 29, 2026 at 5:00 p.m. (Eastern Time) to domestic callers by dialing toll free +1 (800) 839-3736 and to international callers by dialing +1 (402) 220-2978. An archived replay will also be available through August 29, 2026 on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website.

ABOUT ARES CAPITAL CORPORATION

Founded in 2004, Ares Capital is a leading specialty finance company focused on providing direct loans and other investments in private middle market companies in the United States. Ares Capital’s objective is to source and invest in high-quality borrowers that need capital to achieve their business goals, which oftentimes can lead to economic growth and employment. Ares Capital believes its loans and other investments in these companies can help generate attractive levels of current income and potential capital appreciation for investors. Ares Capital, through its investment manager, utilizes its extensive, direct origination capabilities and incumbent borrower relationships to source and underwrite predominantly senior secured loans but also subordinated debt and equity investments. Ares Capital has elected to be regulated as a business development company (“BDC”) and was the largest publicly traded BDC by market capitalization as of June 30, 2026. Ares Capital is externally managed by a subsidiary of Ares Management Corporation (NYSE: ARES), a publicly traded, leading global alternative investment manager. For more information about Ares Capital, visit www.arescapitalcorp.com.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or Ares Capital’s future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Ares Capital’s filings with the SEC. Ares Capital undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

INVESTOR RELATIONS CONTACTS

Ares Capital Corporation
John Stilmar or Carl Drake
(888) 818-5298
irarcc@aresmgmt.com

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in millions, except per share data)

	As of
	June 30, 2026	December 31, 2025
	(unaudited)
ASSETS
Total investments at fair value (amortized cost of $29,675 and $29,250, respectively)	$29,349	$29,485
Cash and cash equivalents	383	638
Restricted cash	241	286
Interest receivable	299	288
Receivable for open trades	50	317
Other assets	176	221
Total assets	$30,498	$31,235
LIABILITIES
Debt	$15,773	$15,991
Base management fee payable	110	111
Income based fee payable	84	89
Capital gains incentive fee payable	—	82
Interest and facility fees payable	199	193
Payable to participants	104	131
Interest rate swap collateral payable	97	155
Payable for open trades	2	5
Accounts payable and other liabilities	167	132
Deferred tax liabilities	71	28
Total liabilities	16,607	16,917
STOCKHOLDERS’ EQUITY
Common stock, par value $0.001 per share, 1,000 common shares authorized; 718 common shares issued and outstanding	1	1
Capital in excess of par value	13,359	13,359
Accumulated undistributed earnings	531	958
Total stockholders’ equity	13,891	14,318
Total liabilities and stockholders’ equity	$30,498	$31,235
NET ASSET VALUE PER SHARE	$19.35	$19.94

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in millions, except per share data)
(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025

INVESTMENT INCOME
Interest income from investments	$557	$533	$1,107	$1,059
Capital structuring service fees	40	34	79	80
Dividend income	152	158	308	301
Other income	19	20	37	37
Total investment income	768	745	1,531	1,477

EXPENSES
Interest and credit facility fees	214	188	427	374
Base management fee	110	104	221	206
Income based fee	84	86	168	171
Capital gains incentive fee	(21)	4	(82)	(21)
Administrative fees	4	4	8	8
Other general and administrative	10	9	18	17
Total expenses	401	395	760	755
NET INVESTMENT INCOME BEFORE INCOME TAXES	367	350	771	722
Income tax expense, including excise taxes	8	8	14	15
NET INVESTMENT INCOME	359	342	757	707
REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS, FOREIGN CURRENCY AND OTHER TRANSACTIONS:
Net realized gains (losses) on investments	(7)	117	107	25
Net realized gains (losses) on foreign currency and other transactions	2	(39)	(6)	(8)
Net income tax expense on net realized gains	—	(44)	—	(44)
Net realized gains (losses)	(5)	34	101	(27)
Net unrealized losses on investments	(180)	(40)	(596)	(37)
Net unrealized gains (losses) on foreign currency and other transactions	8	(10)	38	(54)
Net change in deferred tax liabilities	(11)	35	(37)	13
Net unrealized losses	(183)	(15)	(595)	(78)
Net realized and unrealized gains (losses) on investments, foreign currency and other transactions	(188)	19	(494)	(105)
NET INCREASE IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$171	$361	$263	$602

Basic and diluted net income per common share	$0.24	$0.52	$0.36	$0.88
Basic and diluted weighted average shares of common stock outstanding	718	695	718	686

SCHEDULE 1

Reconciliations of GAAP net income per share to Core EPS

Reconciliations of GAAP net income per share, the most directly comparable GAAP financial measure, to Core EPS for the three and six months ended June 30, 2026 and 2025 are provided below.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
GAAP net income per share(1)	$0.24	$0.52	$0.36	$0.88
Adjustments:
Net realized and unrealized (gains) losses(1)	0.26	(0.03)	0.69	0.15
Capital gains incentive fee attributable to net realized and unrealized gains and losses(1)	(0.03)	0.01	(0.11)	(0.03)
Other income tax expense (including excise taxes) related to net realized gains and losses(1)	—	—	—	—
Core EPS(2)	$0.47	$0.50	$0.94	$1.00
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(1)All per share amounts and weighted average shares outstanding are basic and diluted. The basic and diluted weighted average shares outstanding for the three and six months ended June 30, 2026 were approximately 718 million and 718 million, respectively, and approximately 695 million and 686 million, respectively, for the comparable periods in 2025.

(2)Core EPS is a non-GAAP financial measure. Core EPS is the net increase (decrease) in stockholders’ equity resulting from operations, and excludes net realized and unrealized gains and losses, any capital gains incentive fee attributable to such net realized and unrealized gains and losses and any income taxes (including excise taxes) related to such net realized gains and losses, divided by the basic weighted average shares outstanding for the relevant period. GAAP net income (loss) per share is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.